EXHIBIT A

Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the ordinary shares, par value US$0.0001, of Global Education & Technology Group Limited, a Cayman Islands company, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts all of which, taken together, shall constitute one and the same instrument.

Dated: February 14, 2011

Eternal Jade Inc.

By:	/s/ Yongqi Zhang
Name:	Yongqi Zhang
Title:	Sole director of Eternal Jade Inc.

Oriental Light Consulting Limited

By:	/s/ Xiaodong Zhang
Name:	Xiaodong Zhang
Title:	Sole director of Oriental Light Consulting Limited

Yongqi Zhang

/s/ Yongqi Zhang

Xiaodong Zhang

/s/ Xiaodong Zhang